Exhibit (p)

SUBSCRIPTION AGREEMENT

Subscription Agreement, dated as of December 10, 2021, between Oaktree Strategic Credit Fund, a Delaware statutory trust (the “Fund”) and Oaktree Fund GP I, L.P. (the “Purchaser”).

WHEREAS, the Fund has been formed for the purpose of carrying on business as an investment company that expects to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund proposes to issue and sell three classes of common shares of beneficial interest, Class S, Class D and Class I, to the public pursuant to a Registration Statement on Form N-2 to be filed with the United States Securities and Exchange Commission.

NOW, THEREFORE, the Fund and the Purchaser agree as follows:

1.

The Fund offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Fund, 1,000,000 Class I common shares, at a net asset value price of $25.00 per share (the “Shares”) as of the date hereof.

2.

The Purchaser acknowledges and agrees that the Purchaser is purchasing the Shares in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the Purchaser’s representations regarding its status as an accredited investor. The Purchaser acknowledges that it may be required to hold the Shares for an extended period of time.

3.

The Purchaser represents and warrants to the Fund that it is acquiring the Shares for investment purposes only and that the Shares will be sold only by the Purchaser pursuant to a registration statement under the Securities Act or an applicable exemption from the registration requirements contained therein.

4.

The Purchaser elects not to participate in the Fund’s Distribution Reinvestment Plan (if and when available) and has completed or will complete upon request by the Fund the Wiring Instructions for Cash Distributions form attached as Exhibit A hereto. The Purchaser acknowledges there can be no assurance of distributions or that the Fund will commence operations.

[Remainder of Page Intentionally Left Bank]

IN WITNESS WHEREOF, the Fund and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

OAKTREE STRATEGIC CREDIT FUND

By:	/s/ Mary Gallegly
Name: Mary Gallegly
Title: Trustee, General Counsel and Secretary

OAKTREE FUND GP I, L.P.

By:	/s/ Kendall Bass
Name: Kendall Bass
Title: Vice President

By:	/s/ Maria Attaar
Name: Maria Attaar
Title: Vice President

[Signature page to Seed Capital Subscription Agreement]

EXHIBIT A

Wiring Instructions for Cash Distributions